Exhibit 99.1

Capricor Therapeutics Announces $23 Million Registered Direct Offering

SAN DIEGO, Calif., September 29, 2023 (GLOBE NEWSWIRE) -- Capricor Therapeutics (NASDAQ: CAPR), a biotechnology company focused on the development of transformative cell and exosome-based therapeutics for the treatment and prevention of muscular and other select diseases, today announced that it has entered into definitive agreements with its commercial partner, Nippon Shinyaku, Co., Ltd. and funds associated with Highbridge Capital Management, LLC. for the issuance and sale of 4,935,621 shares of its common stock in a registered direct offering. Each share of common stock offered was sold with a warrant to purchase one share of common stock at an exercise price of $5.70 per share. Each warrant will be exercisable beginning six months after issuance and will expire seven years from the date of issuance. The combined offering price per share of common stock and accompanying warrant is $4.66. The closing of the offering is expected to occur on or about October 3, 2023, subject to the satisfaction of customary closing conditions.

The gross proceeds to the Company from the offering are expected to be approximately $23 million, before deducting the placement agent’s fees and other offering expenses payable by the Company. The Company intends to use the net proceeds from this offering on research and development related to its product candidates, manufacturing of its products, working capital and general corporate purposes.

Cantor Fitzgerald & Co. is acting as the sole lead-placement agent for the offering. H.C. Wainwright & Co. is acting as the co-placement agent for the offering.

The securities are being offered by the Company pursuant to an effective shelf registration statement on Form S-3 (File No. 333-254363) that was originally filed with the Securities and Exchange Commission (“SEC”) on March 16, 2021 and declared effective on June 16, 2021.  The offering is being made only by means of a prospectus and related prospectus supplement.  A prospectus supplement relating to and describing the terms of the offering will be filed with the SEC and will be available on the SEC's website at www.sec.gov. When available, electronic copies of the prospectus supplement and the accompanying prospectus may also be obtained from Cantor Fitzgerald & Co., Attention: Capital Markets, 110 East 59th Street, New York, NY, 10022, by email at prospectus@cantor.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Capricor Therapeutics

Capricor Therapeutics, Inc. (NASDAQ: CAPR) is a biotechnology company focused on the development of transformative cell and exosome-based therapeutics for the treatment and prevention of muscular and other select diseases. Capricor’s lead candidate, CAP-1002, is an allogeneic cardiac-derived cell therapy that is currently in late-stage clinical development for treating Duchenne muscular dystrophy. Further, Capricor has entered into a partnership for the exclusive commercialization and distribution of CAP-1002 for DMD in the United States and Japan with Nippon Shinyaku Co., Ltd. (U.S. subsidiary: NS Pharma, Inc.), subject to regulatory approval. Capricor is also developing its exosome technology as a next-generation therapeutic platform. Our proprietary StealthX™ exosome platform has potential for a broad range of new therapeutic applications in the field of vaccinology as well as targeted oligonucleotide, protein and small molecule therapeutics to treat or prevent a variety of diseases.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements under the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding Capricor’s expectations on the timing and completion of the offering and the anticipated use of proceeds therefrom.  Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “could,” “anticipates,” “expects,” “estimates,” “should,” “target,” “will,” “would” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements. More information about these and other risks that may impact Capricor’s business is set forth in Capricor’s Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the Securities and Exchange Commission on March 17, 2023 and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, as filed with the Securities and Exchange Commission on August 8, 2023. All forward-looking statements in this press release are based on information available to Capricor as of the date hereof, and Capricor assumes no obligation to update these forward-looking statements.

CAP-1002 is an Investigational New Drug and is not approved for any indications. None of Capricor’s exosome-based candidates have been approved for clinical investigation.

For more information, please contact:

Capricor Media Contact:

Raquel Cona

KCSA Strategic Communications

rcona@kcsa.com

212.896.1204

Capricor Investor Contact:

Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com

617.435.6602

Capricor Company Contact:

AJ Bergmann, Chief Financial Officer

abergmann@capricor.com

858.727.1755